SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
              ---------------------------------------------------


                           MANHATTAN SCIENTIFICS, INC.
              ---------------------------------------------------
                  (Exact name of registrant as specified in its
                                    charter)

             Delaware                                      85-0460639
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or  organization)

      405 Lexington Ave., 32nd Floor
               New York, NY                                    10174
------------------------------------------              --------------------
 (Address of principal executive offices)                    (Zip Code)


             Manhattan Scientifics, Inc. 2005 Equity Incentive Plan
               Individual grant of Stock Options to Marvin Maslow
                Individual grant of Stock Options to David Teich
                Individual grant of Stock Options to Michael Beim
             Individual grant of Stock Options to Christopher Marrow
               Individual grant of Stock Options to Ralph Anderson
                Individual grant of Stock Options to Larry Schatz
               Individual grant of Stock Options to Martin Cooper
               Individual grant of Common Stock to Gayle Pomerantz
                 Individual grant of Common Stock to Thea Fener
                Individual grant of Common Stock to Janis Levine
    ------------------------------------------------------------------------
                       (Full title of the plan)

                                  Marvin Maslow
                         405 Lexington Ave., 32nd Floor
                               New York, NY 10174
                                 (212) 551-0577

                         CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                        Proposed maximum Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered          registered            share (3)             price(3)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 10,145,000(1)           $.056             $  568,120             $ 66.87
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 18,275,000(2)           $.056             $1,023,400             $120.45
underlying Stock
Options
----------------------- --------------------- -------------------- --------------------- --------------------
Total                        28,420,000              $.056             $1,591,520             $187.32
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Represents 10,000,000 shares of common stock of Manhattan Scientifics, Inc. which are being registered for issuance pursuant to the 2005 Equity Incentive

Plan and 145,000 shares of common stock of Manhattan Scientifics, Inc. which are being registered from individual issuances. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to such shares and those listed in footnote 2.

(2) Represents 12,400,000 purchase option shares that were issued to Mr. Marvin Maslow; 1,000,000 purchase option shares that were issued to Mr. Jack Harrod; 1,625,000 purchase option shares that were issued to Mr. David Teich; 1,000,000 purchase option shares that were issued to Mr. Ralph Anderson; 1,000,000 purchase option shares that were issued to Mr. Larry Schatz; 750,000 purchase option shares that were issued to Mr. Michael Beim; 250,000 purchase option shares that were issued to Christopher Morow; 250,000 purchase option shares that were issued to Martin Cooper. Messrs. Maslow, Harrod, Teich, Anderson and Schatz are officers or directors of the Registrant and therefore deemed to be a control person. Mr. Cooper is a member of the Registrant's Scientific and Business Advisory Committee.

(3) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on June 6, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employees, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                      CONTROL SECURITIES REOFFER PROSPECTUS

     The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the Manhattan Scientifics, Inc. 2005 Equity Incentive Plan and individual grants.

                                   Prospectus

                           Manhattan Scientifics, Inc.
                        28,420,000 Shares of Common Stock


     This prospectus relates to the resale by the selling stockholders of up to 28,420,000 shares of common stock, $.001 par value per share, of Manhattan Scientifics, Inc. The selling stockholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

     The 10,000,000 shares being registered are under the Manhattan Scientifics, Inc. 2005 Equity Incentive Plan and a total of 18,420,000 shares were issued to the selling stockholders as individual grants as compensation for services rendered. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling stockholders. We will not receive any proceeds from such sales. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

     Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol MHTX. On June 6, 2005, the average of the high and low prices of the common stock on the Over-the-Counter Electronic Bulletin Board was $.056 per share.

     The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

     Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 7, 2005.

                             ______________________

                                   The Company

     Manhattan Scientifics, Inc., a Delaware corporation, was formed through a reverse merger involving a public company in January 1998. The public company was incorporated in Delaware on August 1, 1995 under the name Grand Enterprises, Inc. Grand was initially organized to market an unrelated patented product, but subsequently determined that its business plan was not feasible. In January 1998, Grand effected the reverse merger in a transaction involving Projectavision, Inc., another public company that was founded by Marvin Maslow, our Chief Executive Officer. Projectavision was the owner of approximately 98% of Tamarack Storage Devices, Inc., a privately-held Texas corporation formed in 1992 to develop and market products based on the holographic data storage technology described above. In January 1998, Grand formed a wholly-owned subsidiary named Grand Subsidiary, Inc. Grand Subsidiary and Tamarack merged, Tamarack being the surviving corporation, and via the merger, Tamarack became a subsidiary of Grand. As consideration for merging Tamarack with Grand Subsidiary, Grand gave Projectavision and the other shareholders of Tamarack 44,000,000 shares of our common stock. In addition, in exchange for a note payable of $1,500,000 plus accrued interest of $330,000 due to Projectavision from Tamarack, Grand gave Projectavision 182,525 shares of its Series A Preferred Stock and a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.10 per share, exercisable at any time prior to January 8, 2008, which warrant as of the date of this Form 10-KSB, remains unexercised and outstanding. Mr. Maslow, our Chief Executive Officer, purchased the warrant from Projectavision for $25,000. The Series A Preferred Stock was subsequently converted into 9,435,405 shares of our common stock. In connection with this transaction, new personnel assumed the management of Grand, former management resigned, and Grand changed its name to Manhattan Scientifics, Inc.

     Manhattan Scientifics, Inc. is a development stage company that previously operated as a technology incubator that sought to acquire, develop and bring to market life-enhancing technologies in various fields, with emphasis in the areas of alternative energy, consumer and commercial electronics. We identified emerging technologies through strategic alliances with scientific laboratories, educational institutions, and scientists and leaders in industry and government. We believe that our scientific and business expertise, resourcefulness and creativity place us in a position to advance these technologies from the development stage through commercialization.

     We have been actively developing three technologies:

     o Micro fuel cell technology, which is designed to become an ultra efficient miniature electricity generator that converts hydrogen into electricity by chemical means, for portable electronic devices, including cellular telephones, as a substitute for lithium ion batteries in common use today. We believe this technology has the potential to significantly increase product use life over the current state-of-the-art battery technologies.

     o Mid-range fuel cell technology, which is an ultra efficient medium-size electricity generating device that converts alcohol or hydrogen into electricity, with potential applications for personal transportation cordless appliances, power tools, wheelchairs,
          bicycles,   boats,   emergency   home   generators,   military   field
          communications and laptop computers.

     o Haptics "Touch and Feel" computer applications, which is a technology that allows computer users to be able to touch and feel any objects they see on their computer screen with the aid of special "mouse." Detailed texture, object-weight, stickiness, viscosity and object density can be "felt" or sensed. Management believes this Haptics technology may become disruptive and many positively impact the way computers are used everywhere by introducing the ability to "touch".

     The Company no longer engaged in the development and commercialization of holographic data storage, which is a technology for the storage and retrieval of data in the form of holographically stored light patterns rather than magnetically. The Company developed the underlying technology to present maturity and previously sold the patents surrounding these inventions.

     In addition, the Company owns warrants to purchase an additional 1,500,000 shares exercisable at $0.50 per share, of common stock of NMXS.Com, Inc. (f/k/a New Mexico Software, Inc.), a public company that owns, develops and markets what it believes to be fast and efficient Internet technologies for the management of digital images. The current stock price of NMXS.Com, Inc. is well below our exercise price.

     We are also working to develop corporate opportunities to benefit our stockholders; however, we have no executed agreements or finalized arrangements for any other technologies or opportunities as of the date of this Form S-8.

     Our principal executive offices are located at 405 Lexington Avenue, 32nd Floor, New York, New York 10174 and our telephone number is (212) 551-0577. Our home page on the Internet can be located at www.mhtx.com.

                                  Risk Factors

     An investment in the common stock offered hereby involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating Manhattan Scientifics, Inc. and its business.

WE MAY NOT HAVE SUFFICIENT CAPITAL TO RUN OUR OPERATIONS.

We have partially financed ourselves through loans from our officers and loans guaranteed by our officers which have totaled in principal approximately $825,000 (excludes conversion of deferred salaries to notes payable). The loans are secured by the assets of the Company. In 2004, the Company repaid a $300,000 note payable to a third party. If we are unable to obtain further financing, it may jeopardize our ability to continue our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop or maintain our existing operations.

BECAUSE WE HAVE EARNED VERY LITTLE IN REVENUES, THE SUCCESS OF OUR BUSINESS REQUIRES CONTINUED FUNDING. IF WE CANNONT RAISE THE MONEY WE NEED TO SUPPORT OUR

OPERATIONS UNTIL WE EARN SIGNIFICANT REVENUES, WE MAY BE REQUIRED TO CURTAIL OR TO CEASE OUR OPERATIONS AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Our ability to develop our business depends upon our receipt of money to continue our operations while we introduce our products and a market for them develops. If this funding is not received as needed, it is unlikely that we could continue our business, in which case you would lose your entire investment. Our ability to access the capital markets has been hindered generally by the overall economic downturn in recent years and specifically by the capital markets waning interest in small technology concept companies with insignificant revenues.

To the extent that we need additional funding, we cannot assure you that such financing will be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing, we may be required to curtail the commercialization of our products and possibly cease our operations.

OUR ABILITY TO EFFECTUATE OUR BUSINESS MODEL MAY BE LIMITED, WHICH WOULD ADVERSELY EFFECT OUR BUSINESS AND FINANCIAL CONDITIONS.

Our future performance will depend to a substantial degree upon our ability to effectuate and generate revenues from our licensing and royalty business model. In this regard, we have licensed technology and generate royalty payments from the sale of products utilizing such technology. However, there is no assurance of our ability to effectively license our technologies or that a market for our technologies will develop to generate sustainable revenues through royalty payments.

WE MAY FACE STRONG COMPETITION FROM LARGER, ESTABLISHED COMPANIES.

We likely will face intense competition from other companies, both globally and within the United States, in the development of haptics and fuel cell technologies, virtually all of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources and research and development facilities than Manhattan Scientifics. There can be no assurance that developments by our current or potential competitors will not render our proposed products obsolete.

WE MAY LOSE OUR ABILITY TO MAINTAIN DIRECTORS' AND OFFICERS' INSURANCE WHICH COULD HAVE AN ADVERSE AFFECT ON OPERATIONS.

We have struggled to maintain adequate directors' and officers' insurance for our management. The coverage is maintained at limited levels and carries a large deductible cost to be born by the directors and officers. In light of Sarbanes-Oxley Act of 2002, it has become increasingly difficult for small-capitalized public companies to obtain such insurance at a reasonable cost. If we are unable to maintain such insurance it could lead to the loss of one or more officers and directors which would have a material adverse effect on our operations and our ability to function as a public entity.

WE ARE DEPENDENT FOR OUR SUCCESS ON A FEW EMPLOYEES. THE LOSS OF ONE OR MORE OF THESE EMPLOYEES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

Our future success will depend, to a significant degree, on the continued services of our Chief Executive Officer, Marvin Maslow, our Chief Operating Officer, Jack Harrod and on our ability to attract, motivate and retain highly qualified and talent personnel as the need arises. Loss of the service of Mr. Maslow or Mr. Harrod would have a material adverse effect on our business and operations.

WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL IN DEVELOPING AND
COMMERCIALIZING ADDITIONAL PRODCUTS.

Our ability to successfully develop any additional products is uncertain. Potential new products may require additional research, development, testing, regulatory approval and additional investment prior to their commercialization, which may not be successful. There can be no assurance that we can develop commercially successful products in the future.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY OR WE COULD BECOME INVOLVED IN LITIGATION WITH OTHERS REGARDING OUR INTELLECTUAL PROPERTY. EITHER OF THESE EVENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We rely on a combination of intellectual property law, nondisclosure, trade secret and other contractual and technical measures to protect our proprietary right. However, we cannot assure you that these provisions will be adequate to protect our intellectual property. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

Although we believe that our intellectual property does not infringe upon the proprietary rights of third parties, competitors may claim that we have infringed on their products.

If we were to become involved in disputes regarding the use or ownership of intellectual property rights, we could incur substantial costs in defending or prosecuting any such action and the defense or prosecution of the action would likely result in a diversion of management resources. Any dispute relating to our intellectual property could have a material adverse effect on our business.

OUR MANAGEMENT IS ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.

Our existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 22.6% of the outstanding shares of common stock and common stock equivalents, including convertible stock options. As a result, our existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

WE MAY BE SUBJECT TO LITIGATION WHICH COULD EXHAUST OUR LIMITED FUNDS, HAVE A NEGATIVE EFFECT ON OUR SHARE PRICE AND INHIBIT OUR ABILITY TO OPERATE.

In 2004, we commenced an action against NMXS. Com, Inc. and its CEO based on their failure to honor our exercise of certain warrants. The case caption of that action is Manhattan Scientifics, Inc. and Richard Govatski, Supreme Court, New York Country, Index No. 601793/04. Counterclaims to set aside the warrants have been asserted against us in this action. By Notice of Motion dated August 16, 2004, the individual defendant, NmXS.Com's CEO, moved to dismiss the claims as against him individually for lack of personal jurisdiction. That motion is sub judice before the Court. By Notice of Motion dated October 8, 2004, we moved to dismiss the aforesaid counterclaims on various grounds. That motion is also sub judice before the Court.

THE COMPANY'S LARGEST SHAREHOLDER FILED FOR BANKRUPTCY WHICH COULD HAVE

A NEGATIVE EFFECT ON OUR SHARE PRICE AND INHIBIT OUR ABILITY TO OPERATE.

Lancer Partners, an institutional hedge fund, filed for Chapter 11 bankruptcy protection in June 2003. Lancer Partners, through its affiliate funds, owns 45,000,000 shares of our Common Stock as well as an option to purchase 10,000,000 shares of our common stock at a price of $0.05 per share. These shares are now controlled by the bankruptcy trustee.

The control by the bankruptcy trustee of such a large block of stock could adversely effect our share price if they decide to sell the shares on the market. The effect of such a large concentration of shares on the market even over a period of time could reduce our share price and hinder the liquidity of other shareholders. In turn, a further reduction in our share price would hinder our access to capital or negatively effect the terms upon which we are to receive such capital. While we are seeking a solution with the bankruptcy trustee as to the disposition of such shares, there is no guarantee that we will come to a resolution that is favorable to our company.


THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

      o     variations in anticipated or actual results of operations;

      o announcements of new products or technological innovations by us or our competitors;

      o     changes in earnings estimates of operational results by analysts;

      o     inability of market makers to combat short positions on the stock;

      o     an overall downturn in the financial markets and stock markets;

      o the use of stock to pay employees and consultants if sufficient working capital is not available;

      o inability of the market to absorb large blocks of stock sold into the market; and

      o     developments or disputes concerning our intellectual property

Moreover, the stock market from time-to-time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for small technology companies without significant revenues. These broad market fluctuations may adversely affect the market price of our Common Stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price and volume we deem appropriate.

WE HAVE NO PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We plan to use all of our earnings, to the extent we have significant earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our Common Stock. You should not expect to receive cash dividends on our Common Stock.

WE HAVE THE ABILITY TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT ASKING FOR SHAREHOLDER APPROVAL, WHICH COULD CAUSE YOUR INVESTMENT TO BE DILUTED.

Our Certificate of Incorporation currently authorize the Board of Directors to issue up to 250,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The power of the Board of Directors to issue shares of Common Stock or warrants or options to purchase shares of Common Stock is generally not subject to shareholder approval. Accordingly, any additional issuance of our Common Stock may have the effect of further diluting your investment.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, those securities may have rights, preferences or privileges senior to those of the holders of our Common Stock. The issuance of additional Common Stock or securities convertible into Common Stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our Common Stock.

LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK.

Our Common Stock currently is traded on the Over-The-Counter Electronic Bulletin Board, which is generally considered to be a less efficient market than national exchanges. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and the new media's coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MAREKT PRICE OF OUR COMMON STOCK.

Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which has a tangible net worth of less than $5,000,000 or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market if such a market should ever develop, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.


WE ARE SUBJECT TO THE PROVISIONS OF THE DELAWARE BUSINESS COMBINATION ACT, WHICH COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHTOTHERWISE RESULT IN YOU RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON SHARES.

As a Delaware corporation, we are subject to the Delaware Business Combination Act which precludes a shareholder who owns 15% or more of our shares from entering into a "business combination" involving our company for a period of three years, unless (1) our board of directors approves the combination before the shareholder acquires the 15% interest; (2) the interested shareholder acquires at least 85% of our shares as part of the transaction in which he acquired the initial 15%, excluding shares owned by our officers who are also directors and voting stock held by employee benefit plans; or (3) the combination is approved by our board of directors by a majority vote and two-thirds of our other shareholders at a duly called shareholders' meeting. A "business combination" is defined as (1) a merger or consolidation requiring shareholder approval, (2) the sale, lease, pledge, or other disposition of our assets, including by dissolution, having at least 50% of the entire asset value of our company, or (3) a proposed tender or exchange offer of 50% or more of our voting stock.


THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR CERTIFICATE OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our company and shareholders to the maximum extent permitted under Delaware corporate law. Our bylaws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit our company and shareholders. To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                 Use Of Proceeds


     We will not receive any proceeds from the sale of the shares by the selling security holders.

                         Determination of Offering Price

     Selling stockholders may sell shares covered by this Prospectus at prevailing market prices or prices they negotiate with purchasers. If any of the selling stockholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price. As of the date of this prospectus, 18,275,000 options to purchase common stock have been granted where the underlying shares are registered for sale under this prospectus. We may grant options in the future from the 2005 Equity Incentive Plan.

                              Plan of Distribution

     All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the "selling stockholders"). All of the shares owned by the selling stockholders were acquired by them pursuant to the 2005 Equity Incentive Plan or individual grants of common stock or stock options. The names of the selling stockholders are set forth below.

     We are registering the common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

     The selling stockholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling stockholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling stockholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such an entity or applicable commissions.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.

     We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

     Additional information related to the selling stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.



                              Selling Stockholders

     The following table sets forth the names of the selling stockholders who may sell their shares pursuant to this prospectus. The selling stockholders have, or within the past three years have had, positions, offices or other material relationships with us or with us. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock offered by the selling stockholders pursuant to this prospectus. Additional information related to the selling stockholders may be provided in one or more supplemental prospectuses.


                                                                                            Number of Shares
                                                                                        Beneficially Owned After
                                                                                              Offering (1)
                                        Number of Shares                             ------------------------------
                                        Beneficially Owned      Number of Shares      Number of
 Name                                   Before Offering          Being Offered        Shares           Percentage
-------------------------------        ---------------------   --------------------- ---------------- -------------
Marvin Maslow (2)                            24,620,000(3)      12,400,000(4)           12,220,000(5)       6.8%
Jack Harrod (6)                               9,000,000(7)       1,000,000(8)            8,000,000          4.5%
David Teich (9)                               3,875,000(10)      1,625,000(11)           2,250,000          1.3%
Ralph Anderson (12)                           2,500,000(13)      1,000,000(14)           1,500,000            *
Larry Schatz (15)                             2,500,000(16)      1,000,000(17)           1,500,000            *
Michael Beim                                    750,000(18)        750,000(18)                   0            -
Christopher Moro                                250,000(19)        250,000(19)                   0            -
Martin Cooper                                   250,000(20)        250,000(20)                   0            -
Gayle Pomerantz                                 230,000            100,000                 130,000            *
Thea Fener                                      125,000             25,000                 100,000            *
Janis Levine                                     62,000             20,000                  42,000            *
Total                                        44,162,000         18,420,000              25,742,000         14.3%

-------------------------------------------------------------------------------------------------------------------

*Less than 1%.


(1) Assumes that all shares will be resold by the selling stockholders and none will be held by the selling stockholders for their own accounts.
(2)  Mr. Maslow is our Chief Executive Officer and a director.
(3) Includes options to purchase 12,400,000 shares of our common stock at a price of $0.05 per share and a warrant to purchase 750,000 shares of our common stock at a price of $0.10 per share.
(4) Includes options to purchase 12,400,00 shares of our common stock at a price of $0.05 per share.
(5) Includes a warrant to purchase 750,000 shares of our common stock at a price of $0.10 per share.
(6)  Jack Harrod is our Chief Operating Officer.

(7) Includes 8,000,000 shares of our common stock and options to purchase 1,000,000 shares of our common stock at a price of $0.055 per share.
(8) Includes options to purchase 1,000,000 shares of our common stock at a price of $0.055 per share. (9) David Teich is our Treasurer and a director.

(10) Includes 2,250,000 shares of our common stock; options to purchase 1,000,0000 shares of our common stock at an exercise price of $0.02 per share; options to purchase 425,000 shares of our common stock at an exercise price of $0.05 per share; options to purchase 200,000 shares of our common stock at an exercise price of $0,055 per share.
(11) Includes options to purchase 1,000,0000 shares of our common stock at an exercise price of $0.02 per share; options to purchase 425,000 shares of our common stock at an exercise price of $0.05 per share; options to purchase 200,000 shares of our common stock at an exercise price of $0.055 per share.
(12) Ralph Anderson is our Secretary and a director.
(13) Includes 1,500,000 shares of our common stock and options to purchase 1,000,000 shares of our common stock at an exercise price of $0.05 per share.
(14) Includes options to purchase 1,000,000 shares of our common stock at an exercise price of $0.05 per share.
(15) Larry Schatz is a director. (16) Includes 1,500,000 shares of our common stock and options to purchase 1,000,000 shares of our common stock at an exercise price of $0.05 per share.
(17) Includes options to purchase 1,000,000 shares of our common stock at an exercise price of $0.05 per share.
(18) Includes options to purchase 750,000 shares of our common stock at an exercise price of $0.02 per share.
(19) Includes options to purchase 250,000 shares of our common stock at an exercise price of $0.02 per share.
(20) Includes options to purchase 250,000 shares of our common stock at an exercise price of $0,056 per share.


                            Description of Securities

Common Stock

     The Certificate of Incorporation of Manhattan Scientifics, Inc., as amended, authorizes it to issue up to 250,000,000 shares of Common Stock, par value $.001 per share. Of the 250,000,000 shares of Common Stock authorized, 179,198,796 shares are issued and outstanding as of May 25, 2005.

     Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, except that holders of preferred stock may be entitled to receive dividends before the holders of the common stock.

     In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.

     The rights, preferences and privileges of the holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Both Richardson & Patel LLP and its principles have accepted our common stock in exchange for services rendered to us in the past and, although they are under no obligation to do so, they may continue to accept our common stock for services rendered to us. As of the date of this prospectus, Nimish Patel, a principle of Richardson & Patel LLP, owns 3,180,552 shares of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the "SEC"). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.

                                MATERIAL CHANGES

     There are no material changes in the Registrant's affairs which have not been reported on our Form 10-KSB filed with the SEC on April 15, 2005, or our Form 10-QSB filed with the SEC on May 16, 2005, or our Form 8-K reports.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

(a) The following documents are hereby incorporated by reference into this prospectus:

          (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission on April 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (2) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, that the Registrant filed with the Commission on May 16, 2005.

          (3) The Current Report on Form 8-K that the Registrant filed with the Commission on May 17, 2005.

          (4) The Current Report on Form 8-K that the Registrant filed with the Commission on June 6, 2005.

          (5) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB on December 8, 1999, as amended (File No. 000-28411).

(b) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

(c) The Registrant shall provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. After receiving a written or oral request for such information, the Registrant shall provide this information to the requester at no charge. To request such information, please write to Marvin Maslow, Manhattan Scientifics, Inc., 405 Lexington Avenue, 32nd Floor, New York, New York 10174 or call (212) 551-0577.


                            FORWARD LOOKING STATEMENT

     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

     Some of the statements contained in this prospectus, are "forward-looking statements" and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

     o significant historical losses and the expectation of continuing losses;

     o rapid technological change in the fuel cell, haptics, and holographic data storage industries;

     o    reliance on key strategic relationships and accounts;

     o    the impact of competitive products and services and pricing; and

     o    uncertain protection of our intellectual property.



Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission. In this prospectus, we refer to Manhattan Scientifics, Inc. as "we" or "Manhattan Scientifics, Inc."


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 145 ("Indemnification of officers, directors, employees and agents; insurance") of the Delaware General Corporation Law provides in pertinent part as follows:

"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted din good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present and former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. . . ."

     Article XI ("Indemnification and Insurance") of the Registrant's Bylaws provides as follows:

     "Section 1. (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) RIGHT OF CLAIMANT TO BRING SUIT:

     If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

(c) Notwithstanding any limitation to the contrary contained in sub-paragraphs
(a) and 8 (b) of this section, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d) INSURANCE:

     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

     Article Seventh of the Registrant's Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Registrant for monetary damages for breach of fiduciary duty. However, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

          The following documents are hereby incorporated by reference into this Registration Statement:

          (a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, that the Registrant filed with the Commission on April 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, that the Registrant filed with the Commission on May 16, 2005.

          (c) The Current Report on Form 8-K that the Registrant filed with the Commission on May 17, 2005.

          (d) The Current Report on Form 8-K that the Registrant filed with the Commission on June 6, 2005.

          (e) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB on December 8, 1999, as amended (File No. 000-28411).

          (f) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5. Interests of Named Experts and Counsel.

          Richardson & Patel, LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item 6. Indemnification of Directors and Officers.

          See the "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus for the indemnification provisions of the Delaware General Corporation Law and the Registrant's Certificate of Incorporation, as amended, and Bylaws.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          4.0       Manhattan Scientifics, Inc. 2005 Equity Incentive Plan
          4.1       Marvin Maslow Stock Option Agreement
          4.2       Jack Harrod Stock Option Agreement
          4.3       David Teich Stock Option Agreement
          4.4       David Teich Stock Option Agreement
          4.5       Ralph Anderson Stock Option Agreement
          4.6       Larry Schatz Stock Option Agreement
          4.7       Michael Beim Stock Option Agreement
          4.8       Christopher Moro Stock Option Agreement
          4.9       Martin Cooper Stock Option Agreement
          4.10      Gayle Pomerantz Stock Issuance Letter
          4.11      Thea Fener Stock Issuance Letter
          4.12      Janis Levine Stock Issuance Letter
          4.13      David Teich Stock Option Agreement
          5.0       Opinion regarding legality
          23.1      Consent of Eisner LLP (formerly Richard A. Eisner & Company,
                    LLP)
          23.2      Consent of AJ Robbins
          23.3      Consent of Richardson & Patel, LLP (included in Exhibit 5.0)

Item 9. Undertakings.

          (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of June, 2005.

                           Manhattan Scientifics, Inc.



                        By:/s/ Marvin Maslow
                           --------------------------------------
                           Marvin Maslow, Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated:



Dated:  June 6, 2005       /s/ Marvin Maslow
                           ------------------------------------
                           Marvin Maslow, Chairman of the Board,
                           Chief Executive Officer and
                           Chief Financial Officer


Dated:  June 6, 2005       /s/ David A. Teich
                           -------------------------------------
                           David A. Teich, Director and Treasurer



Dated:  June 6, 2005       /s/ Ralph Anderson
                           --------------------------------------
                           Ralph Anderson, Director and Secretary


Dated:  June 6, 2005       /s/ Larry Schatz
                           ----------------------
                           Larry Schatz, Director